Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports First Quarter 2025 Results

•Announced a bond exchange of $131.8 million of bonds into $100.8 million of new five-year second lien notes
•Revenue of $181.2 million and Operating Income of $5.9 million exceeded expectations
•Adjusted EBITDA of $14.3 million significantly outperformed expectations
•Achieved the highest Q1 bookings, revenue, gross profit and EBITDA for Global Parts & Service on record
•Announced Bookings from Continuing Operations of $167.0 million, an 11% increase compared to the same period of 2024
•Continuing Operations Backlog of $526.8 million in the first quarter, a 47% increase compared to the same period of 2024
•Announced sale of assets of Denmark-based A/S subsidiary for $20 million in proceeds, with $5 million of the funding being directed toward Massillon BrightLoop™ project

Q1 2025 Continuing Operations Highlights and Outlook

–Revenues of $181.2 million, compared to $164.3 million in the first quarter of 2024
–Operating income of $5.9 million, compared to $5.7 million in the first quarter of 2024
–Net loss of $7.8 million, compared to net loss of $12.8 million in the first quarter of 2024
–Loss per share of $0.11, compared to a loss per share of $0.19 in the first quarter of 2024
–Adjusted EBITDA of $14.3 million, compared to $11.3 million in the first quarter of 2024
–Adjusted EBITDA of $15.0 million, excluding BrightLoop™ and ClimateBright™ expenses, compared to $12.0 million in the first quarter of 2024

(AKRON, Ohio – May 12, 2025) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the first quarter 2025.

"We are pleased to report a strong start to 2025, highlighted by first quarter consolidated revenue and Adjusted EBITDA that exceeded Company and consensus expectations,” commented Kenneth Young, B&W’s Chairman and Chief Executive Officer. “We are excited to announce that approximately 40% of our bonds have been exchanged into new five year notes at discount to par, which significantly reduces our current and overall debt and lowers our annual interest expense. Operationally, our Global Parts & Service business posted the highest Q1 bookings, revenue, gross profit and EBITDA metrics on record. These results were primarily driven by an increased demand for boiler components as North American and international clients upgrade or maintain their thermal infrastructure to meet increased energy demands, maintain energy availability and security and regulatory standards. This milestone reflects a strong recovery and growth trajectory, driven by strategic initiatives and favorable market conditions in the thermal energy sector."

"We continue to see strong global demand for our diverse portfolio of technologies and make progress in converting our $7.6 billion global pipeline of identified project opportunities, as displayed by our strong bookings and backlog results this quarter. Our backlog of $526.8 million in the first quarter was a 47%

increase compared to the same period of 2024, representing the largest backlog in recent Company history as our Thermal segment continues to perform based on higher base load generation demand in North America," Young continued. "We expect industry tailwinds and generation demand to continue to increase in the coming years, as we believe these tailwinds provide a strong foundation for B&W to grow in 2025 and beyond coupled with higher margins and improved cash flows."

“Across the first few months of 2025, we have continued our refinancing efforts of our current debt obligations. Notably, during the quarter we had $108.4 million of debt that went current and negatively impacted our working capital. This shift was anticipated and is one of the main drivers for our ongoing refinancing efforts. This past week we entered into a privately negotiated bond exchange, which is expected to result in $131.8 million of outstanding bonds due 2026 being replaced with new bonds in the amount of $100.8 million, while extending the due date out to 2030 and lowers our annual interest expense by $1.1 million. This is a significant positive step in our restructuring and refinancing efforts and demonstrates our continued support from our lenders and bondholders. We continue to explore further debt refinancing options and potential asset dispositions to reduce our current and long term debt obligations."

“We also remain intently focused on our strategic investments to enhance our ClimateBright decarbonization platform and BrightLoop hydrogen generation technology," Young added. “Recently we announced the sale of our Denmark-based waste-to-energy intellectual property for $20 million in proceeds. This sale is consistent with our previously announced objective to sell certain assets and use the proceeds to pay down existing debt and enhance working capital. As part of this sale, we also received $5 million of funding toward the Massillon BrightLoop project. We are excited about the progress to date and about deploying our BrightLoop technology at commercial scale, and we look forward to expanding our BrightLoop activities in the years ahead."
Q1 2025 Continuing Operations Financial Summary

Revenues in the first quarter of 2025 were $181.2 million, a 10% increase compared to $164.3 million in the first quarter of 2024, primarily driven by activity related to a large natural gas project of $8.5 million, higher construction volume of $6.0 million and an increase in parts sales of $10.0 million. Loss in the first quarter of 2025 was $7.8 million, which includes $1.7 million of non-cash losses, compared to a loss of $12.8 million in the first quarter of 2024. Loss per share in the first quarter of 2025 was $0.11 compared to a loss per share of $0.19 in the first quarter of 2024. Operating income in the first quarter of 2025 was $5.9 million compared to operating income of $5.7 million in the first quarter of 2024. Adjusted EBITDA was $14.3 million, an increase of 27% compared to $11.3 million in the first quarter of 2024. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $28.5 million for the first quarter of 2025, an increase of 4% compared to $27.5 million in the first quarter of 2024. The increase in revenue is primarily due to increases in our pulp and paper business. Adjusted EBITDA in the first quarter of 2025 was $3.1 million, an increase of 18% compared to $2.6 million in the first quarter of 2024, primarily due to the revenue volume described above.

Babcock & Wilcox Environmental segment revenues were $14.4 million in the first quarter of 2025, a decrease of 46% compared to $26.7 million in the first quarter of 2024. The decrease is due to larger projects that were worked off in 2024 but not fully replaced in Q1 2025. Adjusted EBITDA in the first quarter of 2025 was $2.3 million, an increase of 121% compared to $1.0 million in the first quarter of 2024, primarily attributable to the lower allocated SG&A expenses as a result of less revenue.

Babcock & Wilcox Thermal segment revenues were $138.2 million in the first quarter of 2025, an increase of 25% compared to $110.2 million in the first quarter of 2024. The revenue increase is primarily related to revenues from a large natural gas project of $8.5 million, higher construction volume of $6.0 million and an increase in parts of $10.0 million. Adjusted EBITDA in the first quarter of 2025 was $12.4 million, a decrease of 8% compared to $13.4 million in the first quarter of 2024, due to a larger share of allocated SG&A expenses due to the increase in revenue.

Liquidity and Balance Sheet

At March 31, 2025, the Company had total debt of $473.6 million and a cash, cash equivalents and restricted cash balance of $116.8 million.

The Company has a credit agreement that provides for an up to $150.0 million asset-based credit facility with an outstanding balance of $123.4 million, comprised of $45.0 million of revolver and $78.4 million in letters of credit as of March 31, 2025 that is now currently due in November 2025 and accordingly is classified as a current liability. In addition, the Company has senior notes due in February 2026 of which $108.4 million is reflected in current liabilities and $83.5 million is reflected in noncurrent liabilities in the Condensed Consolidated Balance Sheets. As a result, the uncertainty regarding our current demonstrated ability to repay the current debt raises substantial doubt about the Company’s ability to continue as a going concern. Management believes it is taking all appropriate actions to address the current debt and alleviate our going concern; however, these plans have not been finalized and are subject to market conditions.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, May 12, 2025 at 5 p.m. ET to discuss the Company’s first quarter 2025 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 848055. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop and ClimateBright. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses Adjusted EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods and that shorter-term changes in bookings may not necessarily indicate a material trend.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, higher interest rates and foreign exchange rate volatility, current and potential tariff actions and geopolitical conflicts and global shipping and supply chain disruptions that continued to have an impact during the first three months of 2025. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding the privately negotiated bond exchange, expected demand and regulatory standards, and our pipeline and opportunities. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, but not limited to: that our financial condition raises substantial doubt as to our ability to continue as a going concern and we have entered into a number of amendments and waivers to our Debt Facilities; our need of additional financing to continue as a going concern; any negative reactions to the substantial doubt about our ability to continue as a going concern by our customers, suppliers, vendors, employees and other third parties; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-core assets may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of macroeconomic downturns, industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; our ability to refinance our 8.125% Notes due 2026 and 6.50% Notes due 2026 prior to their maturity; our ability to maintain adequate bonding and letter of credit capacity; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, current and future changes to global tariffs, sanctions and export controls that could harm our profitability; volatility in the price of our common stock; B. Riley’s significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations (1)

(In millions, except per share amounts)	Three Months Ended March 31,
	2025	2024
Revenues	$181.2	$164.3
Costs and expenses:
Cost of operations	141.1	125.5
Selling, general and administrative expenses	32.7	32.2
Research and development costs	0.5	0.8
Impairment of long-lived assets	1.0	—
Total costs and expenses	175.3	158.6
Operating income	5.9	5.7
Other (expense) income:
Interest expense	(11.2)	(12.0)
Interest income	0.2	0.1
Loss on debt extinguishment	—	(5.1)
Benefit plans, net	(0.8)	0.1
Foreign exchange	0.3	(0.7)
Other expense - net	0.1	—
Total other expense	(11.3)	(17.6)
Loss before income tax expense	(5.4)	(11.9)
Income tax expense	2.3	0.9
Loss from continuing operations	(7.8)	(12.8)
Loss from discontinued operations, net of tax	(14.2)	(4.0)
Net loss	(22.0)	(16.8)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to stockholders	(22.0)	(16.8)
Less: Dividend on Series A preferred stock	3.7	3.7
Net loss attributable to stockholders of common stock	$(25.7)	$(20.5)

Basic and diluted loss per share
Continuing operations	$(0.11)	$(0.19)
Discontinued operations	(0.15)	(0.04)
Loss per share	$(0.26)	$(0.23)

Basic and diluted shares used in the computation of loss per share	97.9	89.5
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets (1)

(In millions)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$21.6	$23.4
Current restricted cash	85.0	94.2
Accounts receivable – trade, net	128.3	112.7
Contracts in progress	65.6	82.4
Inventories, net	111.5	108.9
Other current assets	28.5	25.1
Current assets held for sale	42.3	43.6
Total current assets	482.9	490.2
Net property, plant and equipment and finance leases	71.2	69.6
Goodwill	82.5	82.1
Intangible assets, net	18.4	19.1
Right-of-use assets	31.8	32.8
Long-term restricted cash	10.1	10.0
Deferred tax assets	0.1	—
Other assets	22.7	23.1
Total assets	$719.7	$727.0

Accounts payable	$119.1	$101.0
Accrued employee benefits	4.7	4.9
Advance billings on contracts	53.6	58.5
Accrued warranty expense	3.4	3.4
Financing lease liabilities	1.7	1.6
Operating lease liabilities	3.3	3.6
Other accrued liabilities	40.6	36.0
Current senior notes	108.4	—
Current borrowings	124.2	125.1
Current liabilities held for sale	52.3	54.4
Total current liabilities	511.2	388.5
Senior notes, net of current portion	232.5	340.2
Borrowings, net of current portion	8.5	8.6
Pension and other postretirement benefit liabilities	189.5	192.7
Finance lease liabilities, net of current portion	28.1	28.5
Operating lease liabilities, net of current portion	29.5	30.3
Deferred tax liability	12.2	11.0
Other noncurrent liabilities	10.6	10.4
Total liabilities	1,022.2	1,010.2
Commitments and contingencies
Stockholders' deficit:
Preferred stock	0.1	0.1
Common stock	5.2	5.2
Capital in excess of par value	1,564.7	1,558.8
Treasury stock at cost	(115.5)	(115.5)
Accumulated deficit	(1,671.4)	(1,645.7)
Accumulated other comprehensive loss	(86.1)	(86.7)
Stockholders' deficit attributable to shareholders	(303.0)	(283.8)
Non-controlling interest	0.5	0.6
Total stockholders' deficit	(302.5)	(283.2)
Total liabilities and stockholders' deficit	$719.7	$727.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (1)

(In millions)	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss from continuing operations	$(7.8)	$(12.8)
Net loss from discontinued operations	(14.2)	(4.0)
Net loss	(22.0)	(16.8)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of long-lived assets	8.8	—
Depreciation and amortization of long-lived assets	2.5	4.8
Amortization of deferred financing costs and debt discount	1.5	0.7
Amortization of guaranty fee	—	0.6
Non-cash operating lease expense	1.7	1.8
Loss on debt extinguishment	—	5.1
Loss on asset disposals	—	0.1
Provision for (benefit from) deferred income taxes	(0.5)	2.5
Prior service cost amortization for pension and postretirement plans	0.1	0.2
Stock-based compensation	0.8	1.4
Foreign exchange	(1.8)	1.3
Unrealized loss on securities	(0.5)	—
Bad debt expense	0.6	1.1
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(14.3)	16.8
Contracts in progress	11.0	(21.5)
Other current and noncurrent assets	(5.7)	2.4
Advance billings on contracts	(7.5)	(6.4)
Inventories, net	(3.0)	3.1
Income taxes	0.3	2.9
Accounts payable	19.6	(1.8)
Accrued and other current liabilities	8.9	(8.4)
Accrued contract loss	(3.5)	(2.8)
Pension liabilities, accrued postretirement benefits and employee benefits	(3.6)	0.2
Other, net	(1.9)	(2.6)
Net cash used in operating activities	(8.5)	(14.9)

Cash flows from investing activities:
Purchase of property, plant and equipment	(4.3)	(3.4)
Purchases of securities	(4.0)	(1.6)
Sales and maturities of securities	4.4	2.1
Net cash used in investing activities	(3.9)	(2.8)

Cash flows from financing activities:
Borrowings on loan payable	19.0	90.4
Repayments on loan payable	(20.4)	(28.8)
Payment of holdback funds from acquisition	—	(3.0)
Finance lease payments	(0.4)	(0.3)
Payment of preferred stock dividends	(3.7)	(3.7)
Issuance of common stock, net	5.2	—
Debt issuance costs	—	(3.1)
Payment of non-controlling interest dividends	(0.1)	—
Other, net	—	(0.1)
Net cash (used in) provided by financing activities	(0.4)	51.3
Effects of exchange rate changes on cash	0.4	(2.4)
Net (decrease) increase in cash, cash equivalents and restricted cash	(12.4)	31.1
Cash, cash equivalents and restricted cash at beginning of period	131.1	71.4
Cash, cash equivalents and restricted cash at end of period	$118.6	$102.5
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information (1)
(In millions)

SEGMENT RESULTS	Three Months Ended March 31,
	2025	2024
REVENUES:
Babcock & Wilcox Renewable	$28.5	$27.5
Babcock & Wilcox Environmental	14.4	26.7
Babcock & Wilcox Thermal	138.2	110.2
Other	—	(0.1)
	$181.2	$164.3

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$3.1	$2.6
Babcock & Wilcox Environmental	2.3	1.0
Babcock & Wilcox Thermal	12.4	13.4
Corporate	(3.5)	(5.9)
	$14.3	$11.3

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.1	$0.1
Babcock & Wilcox Environmental	0.1	0.1
Babcock & Wilcox Thermal	1.1	1.1
	$1.3	$1.3

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.1	$0.3
Babcock & Wilcox Environmental	—	0.3
Babcock & Wilcox Thermal	1.1	1.3
	$1.2	$1.9

	March 31,
BACKLOG:	2025	2024
Babcock & Wilcox Renewable	$56.7	$67.8
Babcock & Wilcox Environmental	38.7	72.6
Babcock & Wilcox Thermal	424.6	209.1
Other/Eliminations	6.8	9.6
	$526.8	$359.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA (2)
(In millions)

	Three Months Ended March 31,
	2025	2024
Net loss	$(22.0)	$(16.8)
Loss from discontinued operations	(14.2)	(4.0)
Loss from continuing operations	(7.8)	(12.8)
Interest expense	10.9	11.9
Income tax expense	2.3	0.9
Depreciation & amortization	2.5	3.2
EBITDA	8.0	3.2

Impairment on long-lived assets	1.0	—
Benefit plans, net	0.8	(0.1)
Stock compensation	0.8	1.4
Restructuring activities	0.1	0.9
Settlements and related legal costs	0.1	(4.1)
Advisory fees for settlement costs and liquidity planning	0.5	0.2
Loss on debt extinguishment	—	5.1
Acquisition pursuit and related costs	1.4	0.1
Product development (1)	1.2	1.6
Foreign exchange	(0.3)	0.7
Letter of credit fees	1.2	2.3
Other - net	(0.3)	—
Adjusted EBITDA	$14.3	$11.3
Product development (1)	(0.9)	(1.0)
BrightLoopTM and ClimateBrightTM expenses	1.6	1.7
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$15.0	$12.0

(1) Costs associated with development of commercially viable products that are ready to go to market. The elements of these costs associated with BrightLoopTM and ClimateBrightTM are included in the BrightLoopTM and ClimateBrightTM expenses line.
(2) Figures may not be clerically accurate due to rounding.